Exhibit 99.1

NEWS RELEASE

Shentel Announces Agreement with Legacy Custom Homes to Provide Fiber to the Home for New Residential Community

EDINBURG, VA (February 15, 2006) - Shenandoah Telecommunications Company (Shentel; NASDAQ: SHEN) has entered into an exclusive agreement with RCMS/Legacy Custom Homes to build an advanced fiber optic network for Legacy’s newest community, Tackley Mill in Ranson, WV. Shentel will provide a comprehensive suite of telecommunications solutions including local and long distance telephone service, digital cable TV, high-speed Internet access and security monitoring to this new community.

This state-of-the-art fiber optic technology will enable every home and business in Tackley Mill to enjoy a full portfolio of advanced media and communications solutions such as Voice over Internet Protocol (VoIP), a full channel line-up of video including High Definition TV and pay-per-view, home security, and high-speed Internet with the advantage of scalable bandwidth for telecommuters and home offices.

“Tackley Mill provides an excellent opportunity for us to showcase the latest telecom services over a superior delivery platform,” said Shentel President, Christopher E. French. “Serving upscale communities like Tackley Mill promotes Shentel’s strategy of continued growth and diversification. We look forward to working with Legacy and the city of Ranson in creating a vibrant community.”

“Partnering with Shentel enables us to provide premier telecommunications services to Tackley Mill residents today and ensures they will be able to readily take advantage of future technology as it becomes available,” said Jeffery Kayden, CEO of Legacy. “We believe this level of service clearly sets Tackley Mill apart from other new developments and communities. The residents of Tackley Mill will find themselves at the forefront of the technology revolution.”

Situated in Ranson, WV, Tackley Mill will include 600 single-family homes and 400 town homes to be constructed by Centex and Beazer Homes, two of the nation’s leading builders. The residences will be complemented by recreational facilities, including baseball fields, a community center and parks, restaurants, retail space and office buildings--all located just three miles from the MARC train station into Washington, D.C. Groundbreaking is slated for early 2006.

About Shentel

Shenandoah Telecommunications Company is a holding company that provides a broad range of advanced media and telecommunications solutions through its operating subsidiaries. The Company is traded on the NASDAQ National Market under the symbol “SHEN.” The Company’s operating subsidiaries provide local and long distance telephone, Internet and data services, cable television, wireless voice and data services, alarm monitoring, and telecommunications equipment, along with many other associated solutions in the Mid-Atlantic and southeastern United States. For more information, visit www.shentel.com.

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About Legacy Homes

RCMS/Legacy Custom Homes, Inc. is a land management and real estate development company, located in Leesburg, VA. The Company is principally engaged in the ownership, development, acquisition and management of commercial and residential real estate in Virginia and West Virginia and the Washington, D.C., Metro area. The Company’s focus is on developing neighborhoods, apartment and condominium communities, Class A office space and shopping centers.

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This release contains forward-looking statements that are subject to various risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management’s projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs and other competitive factors.

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